PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT is made effective as of July 31, 2008.

BETWEEN:

ZAB RESOURCES INC. of Suite 1501, 700 West Georgia Street, Vancouver, B.C. V7Y 1A1

(hereinafter referred to as "ZAB")

OF THE FIRST PART

AND:

JAMES BAY MIDARCTIC DEVELOPMENTS INC. of 105 Airdrie Road, Toronto, Ontario M4G 1M4

(hereinafter referred to as "JBMD")

OF THE SECOND PART

WHEREAS:

A. ZAB holds a 100% interest in and to the undivided right, title and interest in certain mineral leases (collectively, the "Property") situated in Province of Ontario, as more particularly described in Schedule "A" hereto;

B. ZAB wishes to sell to JBMD, and JBMD wishes to purchase from ZAB, a 100% interest in and to the undivided right, title and interest in the Property, on the terms and conditions of this Agreement; and

C. JBMD will sell, option, joint venture or otherwise transfer the Property into a public company ("Pubco") listed on either the TSX Venture Exchange or the Toronto Stock Exchange, and part of the consideration to be received by ZAB from JBMD is free trading shares of Pubco;

NOW THEREFORE, this Agreement witness that in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1 **Number and gender.** Words importing the singular number shall include the plural and vice versa; words importing gender shall include the other gender; words importing individuals shall include corporations, partnerships, joint ventures and other business enterprises and vice versa; and words importing a form of business enterprise includes all other forms of business enterprises interchangeably.

1.2 **Currency.** Unless otherwise expressly stated, all references to currency in this Agreement are references to lawful currency of Canada.

1.3 **Headings.** The use of headings in this Agreement and the schedules hereto are solely for ease of reference and shall not affect the interpretation or the construction of any provision hereof.

1.4 **References.** Unless otherwise stated, a reference to an Article, Section or other organizational division shall refer to the respective Article, Section or other organizational division of this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1 **Consideration.** ZAB shall sell to JBMD, and JBMD shall purchase from ZAB, a 100% interest in and to the undivided right, title and interest in the Property, on the terms and conditions of this Agreement. JBMD shall pay to ZAB:

(a) $50,000, payable at the closing (the "Closing") of the purchase and sale contemplated herein;

(b) 25,000 fully paid and non-assessable common shares of Pubco registered in the name of ZAB, free of any statutory, regulatory or contractual escrow, pooling or other resale restrictions in Canada, to be delivered to ZAB within 20 business days of the Closing; and

(c) a one-half percent (1/2%) gross receipts royalty (the "ZAB Royalty"), as set out in Schedule B hereof.

2.2 **Pubco Structure.** JBMD acknowledges and agrees to and with ZAB that the structure of Pubco shall be as follows, that ZAB is relying upon same in entering into and completing the purchase and sale contemplated herein, and that it shall be a condition precedent to the completion of the purchase and sale contemplated herein for the sole benefit of ZAB that:

(a) Pubco shall be a reporting issuer (or equivalent) in good standing in a jurisdiction of a Canada; and

(b) Pubco shall be listed and its common shares traded on either the TSX Venture Exchange or the Toronto Stock Exchange (in either case, the "Exchange").

2.3 **Successor Entities.** JBMD shall not transfer all or any part of its rights or obligations hereunder or any interest herein unless the transferee shall enter into an instrument in writing with JBMD, and deliver a copy of same to ZAB, agreeing for the benefit of JBMD and ZAB to be bound by this Agreement and unconditionally assuming the due and punctual performance and observance of the covenants and conditions to be performed or observed by JBMD for the benefit of ZAB, as if they were JBMD, including but not limited to the payment of the ZAB Royalty, the provisions of this Section 2.3, and the matters relating to the Property set out in Article 3 hereof. For greater certainty, in the event of such transfer, the transferee shall be considered "JBMD" and the transferred interest shall be considered the "Property".

2.4 **Recording of Royalty.** JBMD acknowledges and agrees that the ZAB Royalty is to be, to the extent permitted by applicable law, an interest in land. ZAB may hereafter register or record this Agreement, the ZAB Royalty or notice thereof against title to the Property or in such other manner as it may in its discretion consider necessary or desirable from time to time.

ARTICLE 3
MATTERS RELATING TO THE PROPERTY

3.1 **Conduct of operations.** All operations conducted by JBMD on the Property shall be in accordance with good exploration, development, mining and reclamation practice, and in compliance with all applicable legislation.

3.2 **Maintenance of Property.** JBMD shall carry out sufficient assessment or other work and/or pay sufficient fees in lieu of such work to maintain the Property in good standing, and further shall pay any and all taxes, assessments and other charges lawfully levied or assessed against the Property, except for any part of the Property abandoned pursuant to Section 3.3.

3.3 **Abandonment.** JBMD may at any time and from time to time abandon any one or more of the leases which comprise the Property. In such event, JBMD shall give ZAB notice in writing of such abandonment and shall transfer to ZAB the abandoned leases free and clear of any and all liens and other charges, encumbrances, adverse interests, liabilities and obligations (including but not limited to liabilities and obligations arising under any environmental, remediation, reclamation and other legislation) and defects of any nature and kind whatsoever (other than the ZAB Royalty), and further such abandoned leases shall be in good standing for a period of not less than one year from the date of said transfer.

ARTICLE 4
CLOSING

4.1 **Closing.** The completion of the purchase and sale contemplated herein shall take place as soon as reasonably practicable after the satisfaction of the conditions precedent contained herein. At the Closing:

(a) ZAB shall deliver to JBMD:

(i) one or more instruments of transfer, in form and content satisfactory to JBMD acting reasonably, with respect to the transfer of the Property to JBMD;

(ii) a certified copy of the resolutions of its directors authorizing this Agreement and the sale of the Property to JBMD; and

(iii) such other instruments and documents as JBMD may reasonably request;

(b) JBMD shall deliver to ZAB:

(i) a certified cheque made payable to "Zab Resources Inc." in the amount of $50,000;

(ii) a certified copy of the resolutions of its directors authorizing this Agreement and the purchase of the Property from ZAB; and

(iii) such other instruments and documents as ZAB may reasonably request.

4.2 **Deadline.** It shall be a condition precedent for the sole benefit of ZAB that the Closing occurs on or before August 15, 2008.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1 **ZAB's representations and warranties.** ZAB represents and warrants to JBMD that as at the date hereof and as at the date of the Closing:

(a) the Property is free and clear of any and all liens and other charges and encumbrances of any nature or kind whatsoever, whether written or oral, direct or indirect;

(b) the Property is in good standing, free and clear of all taxes, assessments and other charges of any nature or kind whatsoever, whether written or oral, direct or indirect;

(c) there are no actions, suits, claims, proceedings, litigation or investigations pending, or to the best of the ZAB's knowledge after due investigation, threatened, or any judgments outstanding and unsatisfied, against or affecting all or any part of the Property;

(d) no other person has any agreement or other right to acquire any interest in the Property;

(e) to the best of ZAB's knowledge, information and belief, any and all previous work conducted on the Property by ZAB was conducted in compliance with all applicable laws;

(f) it has the full and undisputed power, right and authority to enter into and deliver this Agreement, to perform and observe the covenants and conditions on its part to be performed and observed herein, and to deal with the Property as provided for in this Agreement;

(g) all necessary approvals of its directors and officers, and any further approvals that may be required in connection therewith, have been obtained to authorize the entering into and delivery of this Agreement and the taking of all actions required pursuant hereto by ZAB;

(h) neither the execution or delivery of this Agreement, nor the performance or observance of the provisions hereof, will conflict with or result in the violation, contravention or breach of, or constitute or result in a default under:

   (i) the constating documents of ZAB or of any resolution of its directors or shareholders; or

   (ii) any agreement, written or oral, to which ZAB may be a party or by which ZAB is or may be bound;

(i) this Agreement has been duly executed and delivered by ZAB and it constitutes a valid, legal and binding agreement enforceable against ZAB in accordance with its terms;

(j) ZAB has made available to JBMD all information in its possession or control relating to the Property that it considers material;

(k) ZAB does not have any material information or knowledge of any material facts pertaining to the Property or substances thereon or therein which it has not disclosed to JBMD and which if known to JBMD might reasonably be expected to deter JBMD from completing the transactions contemplated hereby; and

(l) ZAB is not a non-resident of Canada for the purposes of the *Income Tax Act* (Canada).

5.2 **JBMD's representations and warranties.** JBMD represents and warrants to ZAB that as at the date hereof and as at the date of the Closing:

(a) it has the full and undisputed power, right and authority to enter into and deliver this Agreement, to perform and observe the covenants and conditions or its part to be performed and observed herein, and to deal with the Property as provided for in this Agreement;

(b) all necessary approvals of its directors, officers, shareholders and others, and any further approvals that may be required in connection therewith, have been obtained to authorize the entering into and delivery of this Agreement and the taking of all actions required pursuant hereto by JBMD;

(c) neither the execution or delivery of this Agreement, nor the performance or observance of the provisions hereof, will conflict with or result in the violation, contravention or breach of, or constitute or result in a default under:

(i) the constating documents of JBMD or of any resolution of its directors or shareholders;

(ii) any agreement, written or oral, to which JBMD may be a party or by which JBMD is or may be bound; or

(iii) any of the terms and provisions of any law applicable to JBMD;

(d) this Agreement has been duly executed and delivered by JBMD and it constitutes a valid, legal and binding agreement enforceable against JBMD in accordance with its terms; and

(e) JBMD is not a non-resident of Canada for the purposes of the *Income Tax Act* (Canada).

5.3 **Investigations.** No investigation made by or on behalf of either of the parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto.

ARTICLE 6
DEFAULT AND TERMINATION

6.1 **Termination by ZAB.** If JBMD shall be in default of any provisions hereof (including but not limited to the due and timely payment of the ZAB Royalty), ZAB may give written notice of such default to JBMD, and if JBMD shall not remedy such default within 30 days of such written notice of default, ZAB shall be entitled to terminate this Agreement and the Property shall be treated as abandoned by JBMD and shall be transferred to ZAB in accordance with Section 3.3 hereof.

6.2 **Termination by JBMD.** This Agreement shall have no further force and effect (other than Sections 2.3 and 3.3 and Article 8 hereof) upon JBMD ceasing to have any interest in and to the Property.

ARTICLE 7
FORCE MAJEURE

7.1 **Force Majeure.** If JBMD is prevented from or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labour shortages, power shortages, floods, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the reasonable control of JBMD, the time set out for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. JBMD, insofar as is possible, shall promptly give written notice to ZAB of the particulars of the reasons for any prevention or delay under this section and shall take all reasonable steps to remove the cause of such prevention or delay as soon as reasonably practicable, and shall give notice to ZAB as soon as such cause ceases to subsist.

ARTICLE 8
INDEMNITIES

8.1 **Mutual Indemnification for Representations and Warranties.** Each party hereto shall and does hereby indemnify and save harmless the other, as well as the other's directors, officers, employees, servants, agents, contractors and shareholders, from and against any and all actions, suits, claims, proceedings, litigation, investigations, liabilities, losses, damages, fines, penalties, fees, costs and expenses of any nature or kind whatsoever incurred by such others as a result of any misrepresentation or inaccuracy in the representations and warranties made by said party hereto, or the failure to satisfy or observe any covenant or condition to be satisfied or observed by said party hereto.

8.2 **Zab Indemnified for JBMD Work.** JBMD shall and does hereby indemnify and save harmless ZAB from and against any and all actions, suits, claims, proceedings, litigation, investigations, liabilities, losses, damages, fines, penalties, fees, costs and expenses of any nature or kind whatsoever incurred by ZAB as a result of work done by or on behalf of JBMD on or in respect of the Property, always provided that ZAB shall not be indemnified for any actions, suits, claims, proceedings, litigation, investigations, liabilities, losses, damages, fines, penalties, fees, costs and expenses resulting from the gross negligence or wilful misconduct of ZAB or its employees, servants, agents or contractors.

8.3 **Survival of Indemnities.** Notwithstanding any other provision of this Agreement, the indemnities provided for herein shall remain in full force and effect until all possible liabilities of the persons indemnified hereby are extinguished by the operation of law and will not be limited or affected by any other indemnity obtained by such persons indemnified hereby from any other person.

ARTICLE 9
GENERAL

9.1 **Notices.** All notices, communications and other documents required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by prepaid registered mail or facsimile transmission (with confirmed receipt) to the recipient as follows:

(a) in the case of ZAB:

ZAB RESOURCES INC.
Suite 1501, 700 West Georgia Street
Vancouver, B.C. V7Y 1A1
Facsimile No. (604) 681-9428

(b) in the case of JBMD:

JAMES BAY MIDARCTIC DEVELOPMENTS INC.
105 Airdrie Road
Toronto, Ontario M4G 1M4
Facsimile No. (416) 423-9325

and shall be deemed to be validly given and received (i) if personally delivered or sent by facsimile transmission (with confirmed receipt), on the date of delivery or transmission if delivered or transmitted during normal business hours and on the next business day following the date of delivery or transmission if delivered or transmitted after normal business hours; and (ii) if sent by prepaid registered mail, on the date which is five (5) business days after the date of mailing excluding all days in which postal service is disrupted. Either party may from time to time change its address by notice to the other in accordance with this Section.

9.2 **Entire agreement.** This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, understandings and agreements between the parties with respect to the subject matter hereof. The parties shall execute and deliver any and all such instruments and other documents and perform any and all such acts and other things as may be necessary or desirable to carry out the intent of this Agreement, including but not limited to such as may be required for registering or recording changes in the ownership of the Property and the existence of the ZAB Royalty.

9.3 **Amendments and Waivers.** Any amendments hereto or waivers in respect hereof shall only be effective if made in writing and executed by the parties thereto. No waiver shall constitute a waiver of any other provision or act as a continuing waiver unless such is expressly provided for.

9.4 **Invalid Provisions and Limitation.** The invalidity or unenforceability of any provision hereof shall not affect or impair the validity or enforceability of the remainder of this Agreement or any other provision hereof. In the event that any provision hereof is invalid or unenforceable in a given jurisdiction, that shall not affect the validity or enforceability of the provision in any other jurisdiction. The courts shall have the power to modify this Agreement, in a manner consistent with the intent of the parties, in order to limit the application of any such offensive provision to the maximum extent permitted by law.

9.5 **Assignment and Enurement.** This Agreement and any rights herein or hereto may only be assigned or otherwise transferred by JBMD if such assignment or other transfer is in compliance with Section 2.3. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.6 **Governing law.** This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties agree that the courts of Ontario shall have exclusive jurisdiction to entertain any action or other legal proceedings arising under this Agreement, and the parties attorn to the jurisdiction of the courts of Ontario.

9.7 **Construction.** This Agreement has been negotiated and approved by counsel on behalf of each of the parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship thereof.

9.8 **Counterparts and Delivery.** This Agreement may be executed and delivered in two or more counterparts and by facsimile. Each such counterpart and facsimile shall be deemed to form one

and the same and an originally executed instrument, bearing the date set forth on the face page hereof notwithstanding the date of execution or delivery.

9.9 **Time.** Time shall be of the essence hereof.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ZAB RESOURCES INC.

Per: ______________________
Authorized Signatory

JAMES BAY MIDARCTIC DEVELOPMENTS INC.

Per: ______________________
Authorized Signatory

Schedule "A"

List of Mineral Leases Comprising the Property

* * * * *

Lease No.	**Description**	**Township/Area**	**Hectares**
105308	TB824969 ETAL	Barbara Lake	120.633
105319	TB732171-76	Pijitawabik Bay	87.639
105320	TB756468 ETAL	Lake Jean	385.621
105594	TB863303-4	Hanson Lake	44.248
105595	TB1005886-89	Lake Jean	75.231

Schedule "B"

Gross Receipts Royalty Provisions

* * * * *

A. The following words and phrases shall have the following meanings:

(a) "Agreement" means the Property Purchase Agreement made effective as of July 31, 2008, between Zab Resources Inc. ("ZAB") and James Bay Midarctic Developments Inc. ("JBMD");

(b) "Commercial Production" means the first sale or other disposition for consideration, in any amount and for any consideration whatsoever, of any Products, including but not limited to the sale or other disposition for consideration of any Products obtained from bulk sampling, pilot plant and testing operations;

(c) "Gross Receipts" means the gross amount paid or credited by a buyer (for greater certainty, without any deduction or downward adjustment of any nature or kind), in respect of the sale or other disposition of Product;

(d) "Owner" means JBMD, its successors and assigns;

(e) "Product" means any material containing a mineral, minerals or other substances, whether precious or base, whether metallic or non-metallic, of economic value mined or otherwise produced from the Property, and any and all dore, concentrates, ores or other materials or products derived therefrom; and

(f) "Royaltyholder" means ZAB, its successors and assigns.

Other capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

B. The Owner shall give to the Royaltyholder prompt written notice of the date of Commercial Production.

C. The Owner shall pay to the Royaltyholder a royalty (the "Royalty") equal to one-half percent (1/2%) of Gross Receipts in respect of any and all sales or other disposition or delivery of Product which occurs after the date which is 6 months after the date of Commercial Production.

D. The amount of the Royalty shall be calculated by the Owner by and for each calendar quarter, and at the end of such quarter shall be paid to the Royaltyholder within thirty (30) days after the end of such quarter. Any adjustments in the payment of Royalty hereunder arising out of an audit referred to in paragraph H hereof shall be made and paid at that time.

E. For the purposes of calculating the amount of Royalty payable hereunder, if the Owner sells or otherwise disposes or delivers any Product to one of its subsidiaries or affiliates, and if the sale price of such Product is not negotiated on an arm's length basis, the Owner shall:

(a) for the purposes of calculating Gross Receipts only and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount which would be sufficient to make such sale price represent a reasonable sale price for

such Product as if negotiated at arm's length and after taking into account all pertinent circumstances, including, without limitation, the then current market conditions relating to the Product; and

(b) give to the Royaltyholder prompt written notice of the amount of such reasonable sale price for such Product and if the Royaltyholder does not object thereto within 60 days after receipt of such notice, such amount shall be final and binding.

F. All Product for which the Royalty is payable shall be weighted or measured, sampled and analyzed in accordance with sound mining and metallurgical practices.

G. On or before the last day of each calendar quarter of each calendar year after the date of Commercial Production, the Owner shall deliver to the Royaltyholder a statement indicating in reasonable detail, as of the last day of the immediately preceding calendar quarter, the quantities and grades of the Product produced, sold and delivered by the Owner in the preceding calendar quarter, the gross proceeds on which the Royalty is due, and any other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

H. The Owner shall maintain for each mining operation on the Property up to date and complete books and records relating to the production, treatment, sale and delivery of Product, and the Royaltyholder and its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of the Agreement, to inspect such books, records, statements and accounts and make copies thereof at its own expense for the purpose of verifying the amount of Royalty payments made and to be made by the Owner to the Royaltyholder pursuant hereto. The Royaltyholder shall have the right to have such books, records, statements and accounts audited by independent auditors once each year. If such audit determines that there has been a deficiency or an excess in the payment made to the Royaltyholder, such deficiency or excess shall be resolved by adjusting the next Royalty payment due hereunder. The Royaltyholder shall pay all costs of such audit unless a deficiency of 2% or more of the amount due is determined to exist. The Owner shall pay all costs of such audit if a deficiency of 2% or more of the amount due is determined to exist. All books, records, statements and accounts maintained by the Owner hereunder shall be kept in accordance with Canadian generally accepted accounting principles consistently applied.

I. The Owner shall have an audited statement prepared by its auditors for each fiscal year of the Owner with respect to the Royalty payable to the Royaltyholder hereunder, within 140 days of the end of such fiscal year end, and the Owner shall forthwith deliver a copy of such audited statement to the Royaltyholder.

J. All Royalty payments shall be considered full and final satisfaction of all obligations of the Owner to make same in respect thereof if such payments or the calculation in respect thereof are not disputed by the Royaltyholder within 120 days after receipt by the Royaltyholder of the audited statement referred to in paragraph I hereof. Any disputes under this paragraph shall be decided by arbitration as herein provided. Notwithstanding the foregoing, an undisputed calculation or payment shall not be considered full and final or binding if an incorrect calculation or payment is shown to be the result of fraud committed by any party, including a third party customer, smelter or refinery.

K. Subject to the prior consent of the Royaltyholder, the Owner shall have the right to commingle minerals and ores from the Property with those minerals and ores produced from other properties. In order that the Royaltyholder may make a reasoned decision in granting its consent to commingle, the Owner shall provide the Royaltyholder in advance an explanation of its proposed

commingling plan, together with engineering and metallurgical reports and studies which assure that the commingling plan will accurately account for and provide payment to the Royaltyholder of the full amount of royalties to which it is entitled. In the event that the Royaltyholder grants its consent to commingle, the Owner shall adopt and employ reasonable practices and procedures for weighing, determining moisture content, sampling and assaying, and recording such data, as well as utilize reasonably accurate recovery factors in order to determine the amounts of products derived from, or attributable, to Product mined and produced from the Property. The Owner shall maintain accurate records of the results of such weighing, sampling and analysis pertaining to Product mined and produced from the Property, and the Royaltyholder shall be permitted the right to examine, at all reasonable times and at its own cost, such records relating to any commingling of minerals or ore.

L. In the event of a dispute between the parties with respect to the matters contemplated hereunder, that dispute shall be settled by a single arbitrator in accordance with the laws of the Province of British Columbia and judgment upon the award rendered may be entered into any court having jurisdiction thereof.

M. The Royaltyholder may sell, transfer, assign or otherwise dispose of all or any part of the Royalty without the consent of the Owner.